Exhibit 99.1

J. C. PENNEY COMPANY, INC. REPORTS 2011 FOURTH QUARTER AND
FULL-YEAR FINANCIAL RESULTS

Fourth Quarter and 2011 Highlights
•	Fourth quarter results consistent with previously reported guidance
•	Ended year with cash and cash equivalents of approximately $1.5 billion
•	Unveiled long-term financial outlook and transformational plans to become America’s favorite store
•	Entered into strategic alliance with Martha Stewart Living Omnimedia, Inc. and accelerated the acquisition of Liz Claiborne® brands

PLANO, Texas, Feb. 24, 2012 -- J. C. Penney Company, Inc. (NYSE: JCP) today announced fourth quarter results consistent with the Company’s most recent guidance.  For the fourth quarter ended Jan. 28, 2012, jcpenney reported a net loss of $87 million, or $0.41 per share.  As previously announced, this reported loss includes restructuring and management transition charges which totaled $0.56 per share, as well as the financial impact of actions taken to execute the Company’s new pricing and promotional strategy, which lowered fourth quarter earnings by an additional $0.59 per share.  The Company took these strategic actions in the fourth quarter of 2011 to position jcpenney to begin operating under the new, simplified strategy on Feb. 1, 2012 – the first day of its transformation.

Ron Johnson, jcpenney’s chief executive officer noted, “We closed the year by spending two days with the Company’s key stakeholders to share our ‘blueprint’ for becoming America’s favorite store. While 2011 was a year of transition at jcpenney, 2012 will be a year of transformation.  With this in mind, our associate teams worked tirelessly throughout the quarter to get the stores ready for Feb. 1, 2012.  I want to thank them for their amazing efforts.”

Fourth Quarter Performance
Comparable store sales for the fourth quarter declined 1.8 percent.  Total sales decreased 4.9 percent, reflecting the Company’s previous exit from its catalog and catalog outlet businesses.  Internet sales through jcp.com were $480 million in the fourth quarter, decreasing 3.1 percent from last year.

Gross margin decreased $506 million compared with last year’s fourth quarter.  As a percent of sales, gross margin in the fourth quarter decreased approximately 740 basis points to 30.2 percent, compared to 37.6 percent in the same period last year.  Gross margins were impacted primarily by two items:

•	lower than expected sales in the quarter, which resulted in a higher level of markdown activity. This accounted for approximately 320 basis points of the decline; and

•	actions taken to convert to the Company’s new pricing and promotional strategy. This lowered gross margins by an additional 380 basis points, including:
o	approximately 260 basis points related to the markdown of merchandise to align with the new pricing structure; and
o	approximately 120 basis points related to salary hours spent re-ticketing merchandise and the actual cost of the tickets.

Despite lower sales, SG&A expense was leveraged in the quarter, declining 90 basis points to 24.8 percent of sales.  The Company’s SG&A expenses decreased $122 million, or 8.3 percent, versus last year. The savings generated in the fourth quarter was due to lower incentive compensation, credit costs and advertising expenses.

For the fourth quarter, the Company incurred $154 million in restructuring and management transition charges.  These charges comprised the following:
•	Management transition charges of $101 million or $0.41 per share;

•	Expense reduction initiatives and other restructuring of $43 million, or $0.12 per share; and

•	Supply chain consolidation of $10 million, or $0.03 per share.

Total operating expenses were 31.5 percent of sales for the quarter. The Company’s operating loss for the fourth quarter totaled $73 million, which includes the financial impact of changes to the Company’s pricing strategy and the restructuring and management transition charges discussed above, as well as $58 million of store impairment charges recorded in real estate and other.

Full-Year Operating Performance

For 2011, comparable store sales increased 0.2 percent.  Total sales decreased 2.8 percent for the year.  Internet sales through jcp.com remained essentially flat at $1.5 billion.

For the year, the Company’s gross margin decreased $742 million from last year.  As a percent of sales, gross margin decreased 320 basis points to 36.0 percent when compared to last year.  For the year, SG&A dollars decreased $249 million or 4.6 percent.

The Company reported an operating loss for the full year of $2 million, which includes $451 million of restructuring and management transition charges. Excluding restructuring and management transition charges and the non-cash qualified pension plan expense of $87 million for the year; adjusted operating income was $536 million.  A reconciliation of non-GAAP adjusted operating income to the most directly comparable GAAP financial measure is included with this release.

The Company ended the year with its inventory down approximately 9.2 percent as compared to last year. The Company’s financial position remained strong in 2011 with cash and cash equivalents totaling approximately $1.5 billion as of the end of the year.

2012 Outlook and Earnings Calendar
As previously announced, the Company expects full-year earnings for fiscal year 2012 to meet or exceed $1.59 per share.  This includes approximately $15 million of restructuring charges to complete the realignment of the Company’s supply chain operations and approximately $197 million of non-cash qualified pension plan expense.  Adjusted for these items, the Company anticipates that earnings will meet or exceed $2.16 per share on a non-GAAP basis.  The Company expects to incur additional restructuring and management transition charges related to the simplification of its business model and will disclose the financial impact of these changes with its quarterly results at a later date.  Capital expenditures for the year are expected to be approximately $800 million to support the Company’s transformational efforts.

“As we embark on this transformation, the strategic changes we are making to our business model will dramatically simplify jcpenney’s operations, significantly lower the Company’s cost structure and create a platform for growth that will result in improved profitability in 2012 and beyond,” Mr. Johnson commented.  “We look forward to updating our shareholders, our vendors and other key stakeholders on our progress throughout the year, beginning in May 2012 with our first quarter earnings release.”

In 2012, jcpenney will report quarterly earnings after the market closes on the following dates:
•	First Quarter: Mon., May 14, 2012
•	Second Quarter: Wed., Aug. 8, 2012
•	Third Quarter: Wed., Nov. 7, 2012
•	Fourth Quarter: Wed., Feb. 27, 2013

The Company will host face-to-face question-and-answer sessions in New York with members of the financial community the day following jcpenney's quarterly earnings announcements.  These question-and-answer sessions will be video cast live and available for replay after the session.  Further details regarding these sessions will be published at a later date.

Pre-recorded Conference Call/Webcast Details

jcpenney will publish pre-recorded remarks to provide further commentary on the Company’s 2011 fourth quarter and full year financial results.  These remarks will be available via telephone and webcast replay beginning at approximately 8:30 a.m. EST.  To access the pre-recorded comments, please dial (866) 519-1043 or (585) 295-5443 for international callers. The webcast replay may be accessed via the Company’s Investor Relations page at ir.jcpenney.com, or on streetevents.com (for subscribers) or investorcalendar.com for up to 90 days after the event.

For further information, contact:
Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart and Rebecca Winter; (972) 431-3400
jcpcorpcomm@jcpenney.com

Investor Relations Website
ir.jcpenney.com

About J. C. Penney Company, Inc.
Over 110 years ago, James Cash Penney founded his company on the principle of treating customers the way he wanted to be treated himself: fair and square. Today, rooted in its rich heritage, J. C. Penney Company, Inc. (NYSE: JCP) is re-imagining every aspect of its business in order to reclaim its birthright and become America’s favorite store. The Company is transforming the way it does business and remaking the customer experience across its 1,100-jcpenney stores and on jcp.com. At every visit, customers will discover straightforward Fair and Square Pricing, month-long promotions that are in sync with the rhythm of their lives, exceptionally curated merchandise, artful presentation, and unmatched customer service.

For more information about jcpenney, visit jcp.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, the impact of changes in pricing strategies, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, and legal and regulatory proceedings.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

#  #  #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended				Twelve months ended
	Jan. 28,		Jan. 29,	% Inc.	Jan. 28,		Jan. 29,	% Inc.
	2012		2011	(Dec.)	2012		2011	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 5,425		$ 5,703	(4.9)%	$ 17,260		$ 17,759	(2.8)%
Gross margin	1,637	(1)	2,143	(23.6)%	6,218	(1)	6,960	(10.7)%
Operating expenses:
Selling, general and administrative (SG&A)	1,343		1,465	(8.3)%	5,109		5,358	(4.6)%
Qualified pension plan	22		55	(60.0)%	87		221	(60.6)%
Supplemental pension plans	11		9	22.2%	34		34	0.0%
Total pension	33		64	(48.4)%	121		255	(52.5)%
Depreciation and amortization	135		132	2.3%	518		511	1.4%
Real estate and other, net	45	(2)	(8)	100+%	21	(2)	(28)	100+%
Restructuring and management transition	154		32	100+%	451		32	100+%
Total operating expenses	1,710		1,685	1.5%	6,220		6,128	1.5%
Operating (loss)/income	(73)		458	(100+)%	(2)		832	(100+)%
Net interest expense	57		58	(1.7)%	227		231	(1.7)%
Bond premiums and amortized costs	-		-	-	-		20	(100.0)%
(Loss)/income from continuing operations
before income taxes	(130)		400	(100+)%	(229)		581	(100+)%
Income tax (benefit)/expense	(43)		140	(100+)%	(77)		203	(100+)%
(Loss)/income from continuing operations	$ (87)		$ 260	(100+)%	$ (152)		$ 378	(100+)%
Discontinued operations, net of income tax
expense of $-, $4, $-, and $4	-		11	(100.0)%	-		11	(100.0)%
Net (loss)/income	$ (87)		$ 271	(100+)%	$ (152)		$ 389	(100+)%

(Loss)/earnings per share from continuing
operations - diluted	$ (0.41)		$ 1.09	(100+)%	$ (0.70)		$ 1.59	(100+)%

Net (loss)/earnings per share - diluted	$ (0.41)		$ 1.13	(100+)%	$ (0.70)		$ 1.63	(100+)%

FINANCIAL DATA:
Comparable store sales (decrease)/increase	(1.8)%		4.5%		0.2%		2.5%

Ratios as a percentage of sales:
Gross margin	30.2%		37.6%		36.0%		39.2%
SG&A expenses	24.8%		25.7%		29.6%		30.2%
Total operating expenses	31.5%		29.6%		36.0%		34.5%
Operating (loss)/income	(1.3)%		8.0%		0.0%		4.7%
Effective income tax rate	33.1%		35.0%		33.6%		34.9%

COMMON SHARES DATA:
Outstanding shares at end of period	215.9		236.7		215.9		236.7
Weighted average shares outstanding (basic shares)	213.7		236.6		217.4		236.4
Weighted average shares used for diluted EPS	213.7		239.0		217.4		238.0

(1)  Includes $207 million, or $0.59 and $0.58 per share, for the three months and twelve months ended January 28, 2012, respectively, of higher markdowns and merchandise reticketing costs associated with implementing the Company's new pricing strategy

(2) Includes $58 million, or $0.16 per share, of store impairment charges

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Jan. 28,	Jan. 29,
	2012	2011

SUMMARY BALANCE SHEETS:
Cash in banks and in transit	$ 175	$ 169
Cash short-term investments	1,332	2,453
Cash and cash equivalents	1,507	2,622
Merchandise inventory	2,916	3,213
Income taxes receivable	413	334
Prepaid expenses and other	245	201
Property and equipment, net	5,176	5,231
Prepaid pension	-	763
Other assets	1,167	704
Total assets	$ 11,424	$ 13,068

Merchandise accounts payable	$ 1,022	$ 1,133
Other accounts payable and accrued expenses	1,504	1,514
Current maturities of long-term debt	231	-
Long-term debt	2,871	3,099
Long-term deferred taxes	882	1,192
Other liabilities	913	670
Total liabilities	7,423	7,608
Stockholders' equity	4,001	5,460
Total liabilities and stockholders' equity	$ 11,424	$ 13,068

	Twelve months ended
	Jan. 28,	Jan. 29,
	2012	2011
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$ 820	$ 592
Investing activities:
Capital expenditures	(634)	(499)
Proceeds from sale of assets	15	14
Proceeds from joint venture distribution	53	-
Acquisition of tradenames	(268)	-
Cost investment	(36)	-
Total investing activities	(870)	(485)
Financing activities:
Proceeds from debt	-	392
Payments of debt	-	(693)
Financing costs	(20)	(14)
Stock repurchase program	(900)	-
Proceeds from issuance of stock warrant	50	-
Proceeds from stock options exercised	18	8
Other changes in stock	(35)	-
Dividends paid	(178)	(189)
Total financing activities	(1,065)	(496)
Net (decrease) in cash and cash equivalents	(1,115)	(389)
Cash and cash equivalents at beginning of period	2,622	3,011
Cash and cash equivalents at end of period	$ 1,507	$ 2,622

J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We define (i) adjusted operating income excluding restructuring and management transition charges as operating (loss)/income excluding the impact of restructuring and management transition charges, (ii) adjusted operating income as operating (loss)/income excluding the impact of restructuring and management transition charges and the non-cash impact of the qualified pension plan, (iii) adjusted income from continuing operations excluding restructuring and management transition charges and adjusted earnings per share from continuing operations excluding restructuring and management transition charges - diluted as (loss)/income from continuing operations and (loss)/earnings per share from continuing operations - diluted, respectively, excluding the impact of after-tax restructuring and management transition charges, and (iv) adjusted income from continuing operations and adjusted earnings per share from continuing operations - diluted as (loss)/income from continuing operations and (loss)/earnings per share from continuing operations - diluted, respectively, excluding the impact of the after-tax restructuring and management transition charges and the after-tax non-cash impact of the qualified pension plan.  We believe that the presentation of these non-GAAP financial measures, which our management relies on to assess our operating results, is useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies.

ADJUSTED OPERATING INCOME NON-GAAP FINANCIAL MEASURES
The following table reconciles operating (loss)/income, the most directly comparable GAAP measure, to adjusted operating income excluding restructuring and management transition charges and adjusted operating income, non-GAAP financial measures:
		Three months ended				Twelve months ended
		Jan. 28,		Jan. 29,	% Inc.	Jan. 28,		Jan. 29,	% Inc.
		2012		2011	(Dec.)	2012		2011	(Dec.)
	Operating (loss)/income	$ (73)		$ 458	(100+)%	$ (2)		$ 832	(100+)%
	As a percent of sales	(1.3)%		8.0%		0.0%		4.7%
Add:	Restructuring and management transition charges	154		32	100+%	451		32	100+%
Adjusted operating income excluding restructuring
	and management transition charges
	(non-GAAP)	81		490	(83.5)%	449		864	(48.0)%
	As a percent of sales	1.5%		8.6%		2.6%		4.9%
Add: Qualified pension plan expense		22		55	(60.0)%	87		221	(60.6)%
Adjusted operating income (non-GAAP)		$ 103		$ 545	(81.1)%	$ 536		$ 1,085	(50.6)%
	As a percent of sales	1.9%		9.6%		3.1%		6.1%

ADJUSTED INCOME FROM CONTINUING OPERATIONS AND ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS- DILUTED NON-GAAP FINANCIAL MEASURES
The following table reconciles (loss)/income from continuing operations and (loss)/earnings per share from continuing operations - diluted, the most directly comparable GAAP measures, to (i) adjusted income from continuing operations excluding restructuring and management transition charges and EPS from continuting operations excluding restructuring and management transition charges - diluted, and (ii) adjusted income from continuing operations and adjusted EPS from continuing operations - diluted, non-GAAP financial measures:

		Three months ended				Twelve months ended
		Jan. 28,		Jan. 29,	% Inc.	Jan. 28,		Jan. 29,	% Inc.
		2012		2011	(Dec.)	2012		2011	(Dec.)
(Loss)/income from continuing operations		$ (87)		$ 260	(100+)%	$ (152)		$ 378	(100+)%
(Loss)/earnings per share from continuing
	operations - diluted	$ (0.41)		$ 1.09	(100+)%	$ (0.70)		$ 1.59	(100+)%

Add:	Restructuring and management transition charges, net of tax of $35, $12, $145 and $12	119		20	100+%	306		20	100+%
Adjusted income from continuting operations
	excluding restructuring and management
	transition charges (non-GAAP)	$ 32		$ 280	(88.6)%	$ 154		$ 398	(61.3)%
Adjusted EPS from continuing operations excluding
	restructuring and management transition
	charges - diluted (non-GAAP)	$ 0.15	(1)	$ 1.17	(87.2)%	$ 0.70	(1)	$ 1.67	(58.1)%
Add: Qualified pension plan expense, net of tax
	of $9, $21, $34 and $86	13		34	(61.8)%	53		135	(60.7)%
Adjusted income from continuing operations
	(non-GAAP)	$ 45		$ 314	(85.7)%	$ 207		$ 533	(61.2)%
Adjusted EPS from continuing operations -
	diluted (non-GAAP)	$ 0.21	(1)	$ 1.31	(84.0)%	$ 0.94	(1)	$ 2.24	(58.0)%

(1)  Average shares outstanding - diluted of 218.5 million and 220.7 million for the three and twelve months ended January 28, 2012, respectively, were used for these calculations as adjusted income from continuing operations excluding restructuring and management transition charges and adjusted income from continuing operations were positive.

J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

FREE CASH FLOW
Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities excluding discretionary cash contributions to our primary pension plan, less capital expenditures and dividends paid, plus the proceeds from the sale of assets. Adjustments to exclude discretionary pension plan contributions are more indicative of our ability to generate cash flows from operating activities. We believe discretionary contributions to our pension plan are more reflective of financing transactions to pay down off-balance sheet debt relating to the pension liability. Free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Twelve months ended
	Jan. 28,	Jan. 29,
	2012	2011
Net cash provided by operating activities	$ 820	$ 592
Add:
Discretionary pension contribution	-	392
Proceeds from sale of assets	15	14
Less:
Tax benefit from pension contribution	-	(152)
Capital expenditures	(634)	(499)
Dividends paid	(178)	(189)
Free cash flow (non-GAAP)	$ 23	$ 158